AMENDMENT TO THE
                Texas Lime Company Bargaining Unit 401(k) Plan


Pursuant to Article XX, Section 20.01, of the Texas Lime Company Bargaining Unit 401(k) Plan (the "Plan"), Texas Lime Company (the "Employer"), hereby amends the Plan, effective November 9, 1997, as follows:

Section II, subsection A. of the Adoption Agreement is amended in the following manner:

	The maximum percentage of Compensation which a Participant may contribute to the Plan through Salary Reduction Contributions shall be increased to 20% from the current maximum of 6%.

Section IV, subsection B. and C. of the Adoption Agreement are amended by substituting the following selection:

	The Employer Matching Contribution shall equal 100% of the first 1% of an Employee's Compensation plus 50% of the next 1% of Compensation on which Salary Reductions are made. Each Employee's aggregate contributions in excess of 2% of Compensation shall not be matched.

	Effective November 9, 1998, the Employer Matching Contribution shall equal 100% of the first 100% of an Employee's Compensation plus 50% of the next 2% of Compensation on which Salary Reduction Contributions are made. Each Employee's aggregate contributions in excess of 3% of Compensation shall not be matched.

As evidence of the adoption of this amendment, Texas Lime Company have caused this amendment to be executed by the appropriate officers as of January 12, 1998.

          Texas Lime Company                Scudder Investor Services, Inc.

      By: /s/ Timothy W. Byrne          By: /s/ Sydney S. Tucker
         -------------------------         -------------------------
   Title: President                  Title: Vice President
    Date: January 12, 1998            Date: January 20, 1998